Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333‑195348) pertaining to the Amended and Restated 2003 Stock Plan, the 2014 Equity Incentive Award Plan, and the 2014 Employee Stock Purchase Plan,
(2)

Registration Statement (Form S-8 No. 333‑202796) pertaining to the 2014 Equity Incentive Award Plan, the 2014 Employee Stock Purchase Plan, and the 2014 Employment Commencement Incentive Plan, of Achaogen, Inc.,

(3)

Registration Statement (Form S-8 No. 333-210280) pertaining to the 2014 Equity Incentive Award Plan, the 2014 Employee Stock Purchase Plan, and the 2014 Employment Commencement Incentive Plan, of Achaogen, Inc.,

(4)

Registration Statement (Form S-8 No. 333-216684) pertaining to the 2014 Equity Incentive Award Plan, the 2014 Employee Stock Purchase Plan, and the 2014 Employment Commencement Incentive Plan, of Achaogen, Inc.

(5)	Registration Statement (Form S-8 No. 333‑221425) pertaining to the 2014 Employment Commencement Incentive Plan,
(6)	Registration Statement (Form S-3 No. 333-203282) pertaining to the registration of Achaogen, Inc.'s common stock, preferred stock, debt securities, warrants, purchase contracts and units,
(7)	Registration Statement (Form S-3 No. 333-212253) pertaining to the registration of 9,999,995 shares of Achaogen, Inc.’s common stock, and,
(8)	Registration Statement, as amended, (Form S-3 No. 333-217787) pertaining to the registration of Achaogen, Inc.'s common stock, preferred stock, debt securities, warrants and units.

of our reports dated February 27, 2018, with respect to the consolidated financial statements of Achaogen, Inc. and the effectiveness of internal control over financial reporting of Achaogen, Inc. included in this Annual Report (Form 10-K) of Achaogen, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Redwood City, California

February 27, 2018